EXHIBIT A

NovAtel Inc.
NASDAQ: NGPS

Other Recent News

October 8, 2007

NovAtel Inc. to be Acquired by Hexagon AB

CALGARY, ALBERTA—(Marketwire - Oct. 8, 2007) - NovAtel Inc. (NASDAQ:NGPS) and Hexagon AB (STO:HEXA B) have entered into a definitive agreement under which Hexagon has agreed to acquire all the outstanding shares of NovAtel for US $50 per share.

NovAtel is a leading provider of precision Global Navigation Satellite System (GNSS) components and subsystems. NovAtel develops quality OEM products including receivers, enclosures, antennas and firmware that are integrated into high precision positioning applications worldwide. These applications include surveying, Geographical Information Systems (GIS) mapping, precision agriculture machine guidance, port automation, mining, timing and marine industries. NovAtel’s reference receivers are also at the core of national aviation ground networks in the USA, Japan, Europe, China and India.

NovAtel recorded sales of CDN $77.6 million and net income of CDN $21.5 million in 2006. NovAtel is based in Calgary, Canada and has approximately 300 employees worldwide.

Hexagon AB is a global technology group with strong market positions within measurement technologies and polymers. Hexagon’s vision is to be number one or number two in each strategic business area. The group has about 8,600 employees in 30 countries and net sales of about SEK 14,000 million.

Background and reasons for the transaction

NovAtel has a long standing partnership with Hexagon’s subsidiary, Leica Geosystems, focused on the development of high-precision GNSS technologies. NovAtel has been a core supplier of these technologies to Leica Geosystems since 2002.

The combination of Hexagon and NovAtel will add new applications to the Hexagon product portfolio and give Hexagon access to technologies applicable to new high growth markets.

“We are pleased that Hexagon has recognized NovAtel’s value and selected us to play a key role in their GNSS strategy, as it acknowledges NovAtel’s leading GNSS technology, focused OEM strategy, and profitable growth over the past five years,” said Jon Ladd, President and CEO of NovAtel Inc. “Hexagon’s commitment to being a market leader, combined with its strategy to accelerate its entry into new GNSS applications and markets is very synergistic with NovAtel’s existing goals and will, we believe, provide expanded opportunities for our customers and employees.”

“The acquisition of NovAtel will enable Hexagon to accelerate the development of new applications and markets within the GNSS sector and secure an exciting, rapidly growing core business,” stated Ola Rollen, CEO and President of Hexagon AB.

The transaction in brief

Under the terms of the agreement, Hexagon will commence a cash tender offer to acquire all of the issued and outstanding shares of NovAtel for US $50 per share. The offer price represents a 31 per cent premium to NovAtel’s 30-day volume weighted average share price. The aggregate purchase price of the transaction is expected to be approximately US $390 million, net of NovAtel’s cash balance on 30 June 2007.

In addition, pursuant to the agreement, Hexagon will acquire NovAtel shares and a debenture convertible into NovAtel shares totalling 19.9 per cent of the issued and outstanding shares of NovAtel in a private placement transaction at a purchase price of US $50 per share. Excluding the shares acquired in the tender offer and after giving effect to the shares issued and issuable to Hexagon in the private placement, Hexagon will own 16.6 per cent of NovAtel’s outstanding shares.

Hexagon has advised that it has committed funds available to finance the total cash requirements under the agreement pursuant to a facility agreement with certain banks.

It is anticipated that the tender offer will be mailed to NovAtel shareholders on or about the week of October 15, 2007.

The agreement has been approved by NovAtel’s Board of Directors and is fully supported by NovAtel’s senior management. Completion of the transactions is expected during the fourth quarter of 2007 and is subject to customary regulatory approval, minimum tender and other conditions.

Telephone conference today at 8:30 am ET

NovAtel’s management will hold a telephone conference today at 8:30 am ET.

Participants may access the conference call by dialing 1-866-898-9626 (North America) or 800-8989-6323 (International). This call is also being webcast by Thomson Financial and can be accessed at http://www.earnings.com.

A replay of the conference call will be available until October 12, 2007 by dialing 1-800-408-3053 (North America) or 1-416-695-5800 (International), Passcode 3238839, or at the web address noted above.

About Hexagon

Hexagon AB is a global technology group with strong market positions within measurement technologies and polymers. Hexagon’s vision is to be number one or number two in each strategic business area. The group has about 8,600 employees in 30 countries and net sales of about 14,000 MSEK. For more information, visit www.hexagon.se.

About NovAtel

NovAtel Inc. (NASDAQ:NGPS) is a leading provider of precision Global Navigation Satellite System (GNSS) components and subsystems that afford its customers rapid integration of precise positioning technology. The Company’s mission is to provide exceptional return on investment and outstanding service to our customers. An ISO 9001 certified company, NovAtel is focused on developing quality OEM products including receivers, antennas, enclosures and firmware that are integrated into high precision positioning applications worldwide. These applications include surveying, Geographical Information System (GIS) mapping, precision agriculture machine guidance, port automation, mining, marine and defence industries. NovAtel’s reference receivers are also at the core of national aviation ground networks in the

USA, Japan, Europe, China and India. The Company is committed to providing its customers with advanced positioning technology through significant R&D investment focusing on the modernized Global Positioning System (GPS), the revitalized Russian GLONASS and the emerging European Galileo satellite systems, as well as the integration of additional complementary technologies such as Inertial Measurement Units (IMUs). For more information, visit www.novatel.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Hexagon’s proposed acquisition of NovAtel, as well as Hexagon’s strategic and operational plans. These forward-looking statements are not based on historical facts but rather on management’s current expectations. Wherever possible, words such as “anticipate”, “believe”, “expect”, “may”, “could”, “potential”, “intend”, “estimate”, “should”, “plan”, “predict”, “forecast” or the negative or other variations of these words, or similar words or phrases, have been used to identify these forward-looking statements. Forward-looking statements made about the business, strategic and operational plans or financial performance of Hexagon are made solely by Hexagon, and NovAtel undertakes no responsibility or liability for such statements. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Potential risks and uncertainties regarding the acquisition include, among others, the success of the tender offer, the required receipt of necessary regulatory approvals, including from the SEC and under applicable antitrust laws, other conditions to the closing of the tender offer, the possibility that the transaction will not close or that the closing may be delayed, and the effect of the announcement of the merger on NovAtel’s customer relationships, operating results and business generally, including the ability to retain key employees. Other potential risks and uncertainties include, among others, the reaction of customers of NovAtel to the transaction; and general economic conditions. For more information and additional risk factors regarding NovAtel generally, see the factors described in the Company’s Form 20-F for the year ended December 31, 2006 and other SEC filings, many of which are beyond the control of NovAtel. These factors should be considered carefully and undue reliance should not be placed on the forward-looking statements. These forward-looking statements are made as of the date of this news release, and NovAtel assumes no obligation to update or revise them to reflect new events or circumstances.

Securities Law Disclosure

The tender offer for the outstanding common stock of NovAtel has not yet commenced. This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of NovAtel common stock will be made only pursuant to an offer to purchase and related materials that Hexagon AB intends to file with the SEC on Schedule TO. NovAtel also intends to file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. NovAtel stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. NovAtel stockholders and other investors will be able to obtain copies of these materials without charge from the SEC through the SEC’s website at www.sec.gov. Stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.

CONTACT INFORMATION:

NovAtel Inc.
Sonia Ross
Investor Contact
(403) 295-4532
Website: www.novatel.com

INDUSTRY: Computers and Software - Hardware, Computers and Software - Peripherals, Computers and Software - Software, Electronics and Semiconductors - Electronic Components, Telecom - Telecommunication Equipment